Exhibit 99.1

RADNOR HOLDINGS CORPORATION

ANNOUNCES PROPOSED OFFERING OF

SENIOR SECURED NOTES

Radnor, PA., March 29, 2004. Radnor Holdings Corporation announced today that it intends to offer $70.0 million of its senior secured floating rate notes due 2009. The proceeds of the sale of the notes are expected to be used to repay certain secured term and revolving credit borrowings, thereby increasing future availability for borrowings under Radnor’s current senior credit agreements.

The notes are expected to bear interest at a floating rate based on LIBOR, with the rate reset quarterly. The notes are expected to be secured by first priority security interests in certain of Radnor’s domestic machinery and equipment and certain real property. The notes are also expected to be guaranteed by certain of Radnor’s domestic subsidiaries. Radnor anticipates that the offering will be completed during the second quarter of fiscal 2004, although no assurance can be given that the offering will be consummated.

The notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

For further information, please contact R. Radcliffe Hastings, Executive Vice President and Treasurer of Radnor Holdings Corporation, or Michael V. Valenza, Senior Vice President and Chief Financial Officer of Radnor Holdings Corporation, at 610-341-9600.